Exhibit 10.13
October 28, 2005
Ansoft Corporation
Four Station Square
Suite 200
Pittsburgh, PA 15219
Attn: Shane Emswiler
     Re: Renewal of Expiration Date for $30,000,000.00 Committed Line of Credit
Dear Mr. Emswiler:
     We are pleased to inform you that your committed line of credit has been renewed. The Revolving Credit Facility Expiry Date, as set forth in that certain loan Agreement dated October 21, 2004, has been extended from October 21, 2005 to October 21, 2006, effective on October 22, 2005. All other terms and conditions of the Committed Line of Credit Note and the Loan Agreement remain in full force and effect.
     It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.
Very truly yours,
PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Meredith S. Heavner
Meredith S. Heavner
Vice President

The PNC Financial Services Group
One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707
www.pnc.com